Exhibit 4.2

ISDA®

International Swaps and Derivatives Association, Inc.

NOVATION AGREEMENT

dated as of March 5, 2010 among:

GE CAPITAL CREDIT CARD MASTER NOTE TRUST (the “Remaining Party”),

THE ROYAL BANK OF SCOTLAND N.V. (the “Transferor”) AND

THE ROYAL BANK OF SCOTLAND PLC (the “Transferee”)

The parent group of the Transferee has agreed, pursuant to a separate agreement, to purchase the wholesale businesses of the Transferor. The Transferor and the Remaining Party have entered into one or more Transactions as identified in Exhibit 1 (each an “Old Transaction”), each evidenced by a Confirmation which, for the avoidance of doubt, shall include, without limitation, any master confirmation agreement or long-form confirmation which may or may not reference a master agreement (an “Old Confirmation”) subject to a 2002 ISDA Master Agreement dated as of June 30, 2005 (the “Old Agreement”). Pursuant to the terms of this Novation Agreement (the “Agreement”), the Remaining Party and the Transferee have entered into a New Agreement (as defined below).

With effect from and including March 8, 2010 (the “Novation Date”) the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of each Old Transaction, with the effect that the Remaining Party and the Transferee enter into a new transaction (each a “New Transaction”) between them having terms identical to those of each Old Transaction, as more particularly described below.

The Remaining Party wishes to accept the Transferee as its sole counterparty with respect to the New Transactions.

The Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Old Transactions.

Accordingly, the parties agree as follows: ---

1.     Definitions.

Terms defined in the ISDA Master Agreement (Multicurrency-Cross Border) as published in 2002 by the International Swaps and Derivatives Association, Inc., (the “2002 ISDA Master Agreement”) are used herein as so defined, unless otherwise provided herein.

2.     Transfer, Release, Discharge and Undertakings.

With effect from and including the Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):

(a)                                  the Remaining Party and the Transferor are each released and discharged from further obligations to each other with respect to each Old Transaction and their respective rights against each other thereunder are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the Old Transaction;

(b)                                 in respect of each New Transaction, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other identical in their terms to each corresponding Old Transaction (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party, save for any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date);

(c)                                  each New Transaction shall be governed by and form part of the New Agreement and the relevant Old Confirmation (which, in conjunction and, as deemed modified to be consistent with this Novation Agreement and as set out further in Section 3 of Exhibit 2, shall be deemed to be a Confirmation between the Remaining Party and the Transferee);

(d)                                 any fees payable by any party in connection with the transfer by Novation under this Agreement shall be confirmed separately between such parties; and

(f)                                    in relation to the Novation of any Old Transaction, any mandatory or optional early termination or other break clause (or any clause having an equivalent effect) specified in the corresponding Old Confirmation shall continue in full force after the Novation Date, and such mandatory or optional early termination or other break clause shall not be affected or modified by the Novation.

3.     Creation of the New Agreement.

With respect to the Old Agreement, a new contract, instrument or, as applicable, arrangement (the “New Agreement”) shall be deemed, with effect from and including the date of the Remaining Party’s signature to this Agreement, to have been entered into between the Transferee (taking the position in the New Agreement as taken by the Transferor in the Old Agreement) and the Remaining Party (taking the same position in the New Agreement as it took in the Old Agreement) having identical terms to the Old Agreement, subject to the amendments described in Exhibit 2 to this Agreement as if the Transferee and the Remaining Party had entered into the New Agreement on the date of the Remaining Party’s signature to this Agreement.

4.     Equivalent Credit Support.

The parties shall put into place, or procure the putting into place of, Equivalent Credit Support on or before the Novation Date.

“Equivalent Credit Support” means, arrangements of an equivalent nature entered into or, as applicable, issued or granted in respect of the New Agreement which governs the New Transaction(s) corresponding to the relevant Old Transaction(s) (without duplication), except for the changes that are necessary to reflect, or are a natural consequence of, the fact that the Transferee is to be substituted for the Transferor for all purposes, including any changes required to be made such that:

(i)            the Transferee is the beneficiary; and

(ii)           the obligations of the Remaining Party which are supported and are the subject of this Agreement are to be obligations owed to the Transferee pursuant to this Agreement.

5.     Representations and Warranties.

(a)             On the date of this Novation Agreement and on each Novation Date:

(i)        Each of the parties makes to each of the other parties those representations and warranties set forth in Section 3(a) of the 2002 ISDA Master Agreement with references in such Section to “this Agreement” or “any Credit Support Document” being deemed references to this Novation Agreement alone.

(ii)       The Remaining Party and the Transferor each makes to the other, and the Remaining Party and the Transferee each makes to the other, the representation set forth in Section 3(b) of the 2002 ISDA Master Agreement, in each case with respect to the Old Agreement or the New Agreement, as the case may be, and taking into account the parties entering into and performing their obligations under this Novation Agreement.

(iii)      Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

(A)       it has made no prior transfer (whether by way of security or otherwise) of the Old Agreement or any interest or obligation in or under the Old Agreement or in respect of any Old Transaction; and

(B)       as of the Novation Date, all obligations of the Transferor and the Remaining Party under each Old Transaction required to be performed on or before the Novation Date have been fulfilled.

(b)             The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any New Transaction or the New Agreement or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under any New Transaction or the New Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.     Counterparts.

This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

7.     Costs and Expenses.

The Transferee will pay all costs and expenses of the Remaining Party.

8.     Amendments.

No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

9.     (a)          Governing Law.

This Novation Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

(b)                                 Jurisdiction.

The terms of Section 13(b) of the 2002 ISDA Master Agreement shall apply to this Novation Agreement with references in such Section to “this Agreement” being deemed references to this Novation Agreement alone.

10.   Limitation of Liability of Trustee.

It is expressly understood and agreed by the parties hereto that (a) this Novation Agreement is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as Trustee of the Remaining Party, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Remaining Party is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Remaining Party, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Remaining Party or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Remaining Party under this Novation Agreement or any other related documents.

IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By:  BNY Mellon Trust of Delaware, not in its individual capacity but solely as Trustee

/s/ Kristine K. Gullo

Date:
Name:	Kristine K. Gullo
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By RBS SECURITIES INC, as its agent

/s/ Deborah Pfeifer

Date:
Name: Deborah Pfeifer
Title: Senior Vice President

THE ROYAL BANK OF SCOTLAND N.V.

/s/ Frederick P. Engler	/s/ Aiden Harmston

Date:	Date:
Name: Frederick P. Engler	Name: Aiden Harmston
Title: Senior Vice President	Title: Vice President

EXHIBIT 1

Full Legal Name	Trade Date	Effective Date	Maturity Date	Trn# (Internal)	Nominal currency	Initial Notional Amount	Current Notional Amount (leg 1)	Current Notional Amount (leg 2)	Trade typology
GE Capital Credit Card Master Note Trust, Series 2005-3 (Class C)	6/28/2005	6/30/2005	6/15/2013	11509488	USD	39,375,000.00	39,375,000.00	39,375,000.00	IRS

EXHIBIT 2

AMENDMENTS TO THE NEW AGREEMENT AND THE CONFIRMATIONS

1.             MASTER AGREEMENT

The parties agree that the New Agreement shall be deemed to be entered into between the Remaining Party and the Transferee, pursuant to Section 3 of this Agreement, on identical terms as the Old Agreement, subject to the following amendments:

(a)           Notices

Notices or communications to the Transferee (other than notices with respect to an event of default, termination event or designation of an early termination date (howsoever described)) to be sent to the address listed in the Confirmation provided by the Transferee or if prior to this Confirmation being received, to:-

Address:	c/o RBS Global Banking & Markets, 280 Bishopsgate, London, EC2M 4RB
Attention:	Swaps Administration
Fax:	020 7085 5050
Telephone:	020 7085 5000

Address for notices or communications to the Transferee for notices with respect to an event of default, termination event or designation of an early termination date (howsoever described):-

Address:	c/o RBS Global Banking & Markets, 135 Bishopsgate, London, EC2M 3UR
Attention:	Head of Legal, Global Banking & Markets
Fax:	020 7085 8411

With a copy to:

Address:	600 Washington Boulevard, Stamford CT 06901
Attention:	Legal Department — Derivatives Documentation
Telephone:	203 897 2531/2560
Fax:	203 873 4606

(b)           Process Agent

No process agent shall be appointed with respect to the Transferee.

(c)           Other General Amendments

All references (if any) to the name of the Transferor throughout the Old Agreement shall instead be deemed to be to THE ROYAL BANK OF SCOTLAND PLC.

(d)           Payee Tax Representations

In respect of the New Agreement, the parties agree that the Transferee shall replace any representations for the purposes of Part 2(b) (Payee Representations) of the Schedule with the following in the New Agreement:

(a) It is a tax resident of the United Kingdom.

(b) It is a “foreign person” within the meaning of the applicable U.S. Treasury Regulations concerning information reporting and backup withholding tax (as in effect on January 1, 2001), unless Party A provides written notice to Party B that it is no longer a foreign person.

(c) In respect of each Transaction it enters into through an office or discretionary agent in the United States or which otherwise is allocated (in whole or part) for United States federal income tax purposes to such United States trade or business, each payment received or to be received by it under such Transaction (or portion thereof, if applicable) will be effectively connected with its conduct of a trade or business in the United States; and,

(d) In respect of all Transactions or portions thereof other than as described in clause (c) above, no such payment received or to be received by it in connection with this Agreement is attributable to a trade or business carried on by it through a permanent establishment in the United States and it is fully eligiblef or the benefits of the “Business Profits” or Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the applicable Specified Treaty with respect to any payment described in such provisions and received by it in connection with this Agreement.  For purposes of Payee Tax Representation (d), “Specified Treaty” means the Income Tax Treaty between the United Kingdom and the United States of America.

2.             AMENDMENTS TO THE CONFIRMATIONS

With effect from and including the applicable Novation Date, any references throughout the Old Confirmations to:

(i)        the Transferor’s name shall instead be deemed to be to a reference to THE ROYAL BANK OF SCOTLAND PLC;

(ii)       the Transferor acting through any particular branch or office shall be deemed to be a reference to the Transferee acting through its London branch;

(iii)      details which are personal to the Transferor (such as company registration numbers, the jurisdiction of its incorporation, notice details and account details for payments) shall be deemed to be deleted and replaced with the following (where applicable):

(A)	THE ROYAL BANK OF SCOTLAND PLC, incorporated as a public limited company under the laws of Scotland
(B)	Registered Office:	36 St Andrew Square, Edinburgh EH2 2YB, Scotland
(C)	Registered number:	90312
(D)	Notice Details:	With respect to a given Transaction as set out in the New Agreement
(E)	Account Details:	As specified in the Transferee’s Standard Settlement Instructions, which will be notified to the Remaining Party separately; and

(iv)      the Old Agreement shall be deemed to be a reference to the New Agreement.